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For:  MELAMINE CHEMICALS, INC.              Contact:  RON COMO & ASSOCIATES, INC.
      P.O. Box 748                                    74 Trinity Place
      Donaldsonville, LA  70346                       New York, NY  10006
      Fred Huber, President & CEO                     Telephone:  (212) 227-3010
      Wayne D. DeLeo, Vice President & CFO
      Telephone:  (504) 473-3121                      August 15, 1997
                                                      Immediate Release
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DONALDSONVILLE, LOUISIANA, AUGUST 15, 1997--Melamine Chemicals, Inc.
(NASDAQ-MTWO) announced today that Ashland, Inc. has increased its offer to purchase the Company from $12.50 to $14.75 per share.

     The increased offer was contained in a letter dated August 14, 1997 from Paul W. Chellgren, Chairman of the Board and Chief Executive Officer of Ashland, to James W. Crook, Chairman of the Board of Melamine. The increased offer follows Ashland's proposal of June 27, 1997 to purchase all of the Melamine shares not currently owned by Ashland for $12.50 per share. Subsequent to receiving the initial offer, Melamine engaged Goldman, Sachs & Co. as its financial advisor to assist it in evaluating the Ashland offer in light of the alternatives that might be available to the Company. The Company has advised Ashland that it will respond to the increased offer in due course.

     Melamine Chemicals, Inc. is engaged in the production and marketing of melamine. The Company is also active in the development of new melamine process and application technology. The Company is one of only two producers of melamine in North America and one of the three largest producers worldwide.